SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

(Amendment No.   )

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Aspiriant Trust
(Name of Registrant as Specified in Its Charter)

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ASPIRIANT RISK-MANAGED EQUITY ALLOCATION FUND
(formerly Aspiriant Risk-Managed Global Equity Fund)

A series of Aspiriant Trust

IMPORTANT NOTICE REGARDING THE
INTERNET AVAILABILITY OF INFORMATION STATEMENT

May 15, 2017

As a shareholder of the Aspiriant Risk-Managed Equity Allocation Fund (the “Fund”), a series of Aspiriant Trust (the “Trust”), you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to the appointment of a new sub-adviser to manage a portion of the Fund’s assets.  This notice presents an overview of the Information Statement that is available to you on the internet or, upon request, by mail.  We encourage you to access and review all of the important information contained in the Information Statement.  As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you do not need to take any action in connection with the changes.

At a meeting of the Trust’s Board of Trustees (the “Board”) on January 26, 2017, the Board unanimously approved a sub-advisory agreement between Aspiriant, LLC (the “Adviser”) and Acadian Asset Management LLC (“Acadian”) with respect to the Fund.  Effective February 15, 2017, Acadian began managing a portion of the Fund’s assets.

The Fund has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission that permits the Adviser, subject to certain conditions such as approval by the Board, to enter into a new sub-advisory agreement with an unaffiliated sub-adviser or to change the terms of an existing sub-advisory agreement with an unaffiliated sub-adviser.  Approval by the Fund’s shareholders is not required, but the Manager of Managers Order requires that the Information Statement be made available to the Fund’s shareholders.

By sending you this notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy.  You may view and print the Information Statement on the Fund’s website at www.aspiriantfunds.com by clicking on the link called Information Statement. The Information Statement will be available on the website until at least August 13, 2017. You may request a paper copy of the Information Statement, free of charge, by contacting the Fund in writing at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175 or by calling 877-997-9971.  The Fund’s most recent annual report and semi-annual report are available upon request, without charge, by contacting the Fund in writing at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175, by calling 877-997-9971, or by visiting www.aspiriantfunds.com.

Only one copy of this notice will be delivered to shareholders of the Fund who reside at the same address, unless the Fund has received instructions to the contrary.  If you would like to receive an additional copy, please write to the Fund at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175 or call 877-997-9971.  Shareholders wishing to receive separate copies of notices in the future, and shareholders sharing an address who wish to receive a single copy if they currently are receiving multiple copies, should also contact the Fund.

If you want to receive a paper copy of the Information Statement, you must request one.
There is no charge to you to obtain a copy.

ASPIRIANT RISK-MANAGED EQUITY ALLOCATION FUND
(formerly Aspiriant Risk-Managed Global Equity Fund)

A series of Aspiriant Trust

INFORMATION STATEMENT

May 15, 2017

This Information Statement is for informational purposes only and no action is requested on your part.  We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is being made available to shareholders of Aspiriant Risk-Managed Equity Allocation Fund (the “Fund”), a series of Aspiriant Trust (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Manager of Managers Order”) that the Fund received from the U.S. Securities and Exchange Commission (the “SEC”).  The Manager of Managers Order permits Aspiriant, LLC (the “Adviser”), subject to certain conditions such as approval by the Trust’s Board of Trustees (the “Board”), and without approval by shareholders, to retain an unaffiliated sub-adviser that the Adviser believes is best suited to achieve the Fund’s investment objective.

Appointment of Acadian Asset Management LLC as Sub-Adviser to the Fund

At a meeting held on January 26, 2017, the Board, including its members who are not “interested persons” of the Trust (the “Independent Trustees”), within the meaning of the Investment Company Act of 1940 (the “1940 Act”), unanimously approved a sub-advisory agreement between the Adviser and Acadian Asset Management LLC (“Acadian”) with respect to the Fund. Effective February 15, 2017, Acadian began managing a portion of the Fund’s assets.

Considerations by the Board of Trustees

In considering whether to approve the sub-advisory agreement between the Adviser and Acadian with respect to the Fund (the “Agreement”), the Trustees requested and reviewed materials from Acadian to help the Trustees evaluate Acadian’s fees under the Agreement. Representatives from Acadian provided overview of their advisory business and discussed their investment personnel, investment processes, and investment experience. The Board discussed the written materials, Acadian’s oral presentations, and other relevant information that the Board received, and considered the approval of the Agreement in light of this information.  In its deliberations, the Board did not identify any single factor that was paramount or controlling and individual Trustees may have attributed different weights to various factors.  Certain factors considered by the Board are addressed in more detail below.

Nature, Extent, and Quality of Services.  In considering the nature, extent, and quality of the services to be provided by Acadian to the Fund, the Board reviewed the background and experience of Acadian’s senior management. The Board also considered information pertaining to Acadian’s organizational structure, investment operations, and other relevant information, including information relating to the financial condition of Acadian to determine whether adequate resources were available to provide a high level of service to the Fund. The Board reviewed information regarding the qualifications, backgrounds, and responsibilities of the portfolio managers proposed to be responsible for the day-to-day management of Acadian’s portion of the Fund.  The Board concluded that, within the context of its full deliberations, it was satisfied with the nature, extent and quality of the services to be provided to the Fund by Acadian.

Performance.  The Board reviewed the comparable account composite performance provided by Acadian, noting periods of outperformance relative to the composite’s comparative index.   The Board noted that the composite’s performance was achieved with less volatility than the composite’s comparative index.  The Board concluded that, within the context of its full deliberations, the Fund should be in a position to benefit from the expertise of Acadian in managing its comparable accounts.

Costs of Services. The Board reviewed the proposed sub-advisory fee, noting that it was lower than Acadian’s standard fee to manage assets using the strategies it would use to manage its portion of the Fund.  The Board noted that the Adviser would be responsible for paying Acadian out of the advisory fee it receives from the Fund. The Board concluded that the proposed fee was fair and reasonable in light of the services that the Fund expects to receive.

Profitability. The Board reviewed information about the estimated profitability of the Fund to Acadian and considered whether the level of profitability was reasonable and justified in light of the quality of the services proposed to be rendered to the Fund. The Board concluded that, within the context of its full deliberations, the expected profitability to Acadian is within the range the Board considered reasonable.

Economies of Scale.  The Board considered the potential for economies of scale and noted that Acadian’s fee schedule includes breakpoints.

Ancillary Benefits.  The Board noted the potential benefits to be received by Acadian as a result of its relationship with the Fund (other than sub-advisory fees), including the intangible benefits of its association with the Trust generally and any favorable publicity arising in connection with the Fund’s performance.

Conclusion.  Based on its deliberations and evaluation of the information described above, the Board, including the Independent Trustees, unanimously: (i) concluded that the terms of the agreement are fair and reasonable; (ii) concluded that the fee to be paid to Acadian is fair and reasonable in light of the services that it will provide to the Fund; and (iii) agreed to approve the agreement for an initial term of two years.

Information about the Adviser

The Adviser, located at 11100 Santa Monica Blvd, Suite 600, Los Angeles, California 90025, has served as the investment adviser for the Fund since its inception on April 4, 2013.  The Adviser oversees Acadian to ensure its compliance with the investment policies and guidelines of the Fund and monitors Acadian’s adherence to its investment style.

For the fiscal year ended February 28, 2017, the Fund paid the Adviser $1,900,276 for the advisory services it provided.  Effective August 5, 2016, the Adviser is entitled to an advisory fee computed at an annual rate of 0.24% of the Fund’s average daily net assets. From July 1, 2016 through August 4, 2016, the Adviser was entitled to an advisory fee computed at an annual rate of 0.40% of the Fund’s average daily net assets.  From November 1, 2015 through June 30, 2016, the Adviser was entitled to an advisory fee computed at an annual rate of 0.50% of the Fund’s average daily net assets. Effective February 1, 2017, the Adviser has contractually agreed to waive its advisory fee from 0.24% to 0.16% through June 30, 2018. For the fiscal year ended February 28, 2017, the Adviser waived $45,408 of its advisory fee.

The Adviser is responsible for paying all sub-advisers for their services to the Fund.  For the fiscal year ended February 28, 2017, the Adviser paid, in the aggregate, $665,723 to the sub-advisers for the services they provided to the Fund, which represents an annual rate of 0.11% based on average daily net assets.

Pursuant to an administrative services agreement with the Trust, the Adviser is entitled to a fee calculated at an annual rate of 0.10% of the Fund’s average daily net assets for providing administrative services to the Fund.  Such services include the review of shareholder reports and other filings with the SEC; oversight and management of the Fund’s primary service providers; periodic due diligence reviews of the Fund’s primary service providers; coordination and negotiation of all of the contracts and pricing relating to the Fund’s primary service providers; providing information to the Independent Trustees relating to the review and selection of the Fund’s primary service providers; coordination of quarterly and special board meetings; and all such other duties or services necessary for the appropriate administration of the Fund.  For the administrative services it provided during the fiscal year ended February 28, 2017, the Adviser was entitled to $584,491 from the  Fund. The Adviser, however, voluntarily waived $409,442 of the accrued administrative service fees and the Fund paid the Adviser $175,049 for the administrative services it provided during that period.

To compensate the Adviser for compliance-related services it provides to the Trust, the Trust pays the Adviser $40,000 annually allocated evenly across the series of the Trust.  For the fiscal year ended February 28, 2017, the Fund’s allocation was $15,826.

Information about Acadian

Acadian serves as a sub-adviser to the Fund.  Located at 260 Franklin Street, Boston, Massachusetts 02110, Acadian was organized in 1986 and provides a broad range of investment management advisory services to institutional clients. Acadian is a subsidiary of OMAM Affiliate Holdings LLC, which is an indirectly wholly owned subsidiary of OM Asset Management plc, a publicly listed company on the NYSE.

The names and principal occupations of the principal executive officers and the directors of Acadian are listed below:

Employed by Acadian

• Ronald D. Frashure, Chairman

• Churchill G. Franklin, CEO

• John R. Chisholm, EVP, Chief Investment Officer

• Ross A. Dowd, EVP, Global Head of Marketing & Client Service

• Mauricio A. Karchmer, SVP, Director of Implementation, Portfolio Construction, & Trading

• Mark J. Minichiello, EVP, Chief Operating Officer

• Brendan O. Bradley, SVP, Director of Portfolio Management, Deputy Chief Investment Officer

• Laurent De Greef, SVP, Director of Client Solutions & Product Development

Employed by OM Asset Management plc

• Linda T. Gibson, EVP, Head of Global Distribution (OM Asset Management plc)

• Aidan J. Riordan, EVP, Head of Affiliate Management (OM Asset Management plc)

• Stephen H. Belgrad, EVP, Chief Financial Officer (OM Asset Management plc)

• Christopher Hadley, EVP, Chief Talent Officer (OM Asset Management plc)

Similar Funds.  Acadian also subadvises the following registered investment companies, each of which has an investment objective similar to that of the Fund:

Fund	Assets
SEI SIMT Global Managed Volatility Fund	$1.4B*
SEI SIIT Global Managed Volatility Fund	$1.6B**

*	As of May 12, 2017.
**	As of April 28, 2017.

Portfolio Management Team.  The following portfolio managers of Acadian are responsible for the day-to-day management of the assets of the Fund allocated to Acadian:

Brendan O. Bradley. Brendan O. Bradley, Ph.D. is Senior Vice President and Director of Portfolio Management at Acadian. Mr. Bradley joined Acadian in 2004 as a senior member of the Research and Portfolio Management Team. In 2010, Mr. Bradley was appointed Director of Managed Volatility Strategies, and in 2013 became Director of Portfolio Management, overseeing portfolio management policy. He is a member of the Acadian Executive Committee and Operating Committee. Prior to Acadian, Mr. Bradley was a vice president at Upstream Technologies, where he designed and implemented investment management systems and strategies. His professional background also includes work as a research analyst and consultant at Samuelson Portfolio Strategies. Education: B.A., Physics, Boston College; Ph.D., Applied Mathematics, Boston University.

Ryan D. Taliaferro. Ryan D. Taliaferro, Ph.D. is Senior Vice President and Portfolio Manager at Acadian. Mr. Taliaferro joined Acadian in 2011 as a consultant and began full time in July 2011. He currently serves as lead Portfolio Manager for Managed Volatility strategies. Prior to joining Acadian, Mr. Taliaferro was a faculty member in the finance unit at Harvard Business School, where he taught corporate finance and asset pricing. Earlier he was a consultant at the Boston Consulting Group. Education: Ph.D., Business Economics (Finance), Harvard University; A.M., Economics, Harvard University; A.M. and A.B., Physics, Harvard University; M.B.A., Finance and Economics, University of Chicago.

Mark J. Birmingham. Mark J. Birmingham, CFA is Senior Vice President and Portfolio Manager at Acadian. Mr. Birmingham is a vice president and portfolio manager, working on Acadian's Managed Volatility strategies. Before joining Acadian in 2013, he was a vice president and quantitative analyst within the Quantitative Investment Group at Wellington Management Co. Mr. Birmingham served as Director, U.S. Equity Sales and Trading at Nomura Securities International, Inc. prior to his work at Wellington. He is a CFA charterholder and a member of the Boston Security Analysts Society. Education: A.B., Computer Science, Princeton University.

Dan M. Le. Dan M. Le, CFA is Vice President and Associate Portfolio Manager at Acadian. Ms. Le joined Acadian’s Managed Volatility team in 2015 after having worked within the Portfolio Construction and Trading group where she was responsible for rebalancing portfolios, conducting simulations, and coordinating with the Marketing and Client Service team on responses related to this work. Prior to joining Acadian in 2011, she worked for Arrowstreet Capital, LP as a trade compliance and operations associate, and at State Street Corporation as an account manager. Ms. Le is a CFA charterholder and a member of the Boston Security Analysts Society. Education: B.A., Psychology, Brown University.

Terms of the Agreement.  The Agreement will continue in effect for two years from its effective date, unless sooner terminated.  After the initial two-year term, the continuance of the Agreement must be specifically approved at least annually in conformance with the 1940 Act.  The Agreement will terminate automatically in the event of its assignment or in the event of a termination of the advisory agreement between the Trust and the Adviser, and is terminable at any time without penalty (i) by the Fund by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund, (ii) by the Adviser on 60 days written notice to Acadian, or (iii) by Acadian on 90 days written notice to the Adviser.  The Agreement provides that Acadian shall indemnify the Adviser for losses caused by Acadian’s willful misfeasance, bad faith, or negligence or the reckless disregard of its duties in the performance of its obligations under the Agreement.

Acadian is entitled to an annual fee for its investment sub-advisory services to the Fund.  All sub-advisory fees are paid by the Adviser and not the Fund.  Therefore, there is no increase in fees to be paid by the Fund in connection with the appointment of Acadian as a sub-adviser to the Fund.

General Information

Other Service Providers.  The Trust’s administrator, UMB Fund Services, Inc., and its distributor, UMB Distribution Services, LLC, are located at 235 West Galena Street, Milwaukee, WI 53212.

Affiliated Broker Commissions.  No brokerage commissions were paid by the Fund to any direct or indirect affiliated persons (as defined in the 1940 Act) of the Fund for the fiscal year ended February 28, 2017.

Share Ownership.  As of April 30, 2017, Charles Schwab & Co., Inc. held of record 93.99% of the Advisor Shares of the Fund.  As of April 30, 2017, the Trustees and officers of the Trust owned of record, in aggregate, less than 1% of the outstanding shares of the Fund.

Financial Information.  The Fund’s most recent annual and semi-annual reports are available upon request, without charge, by contacting the Fund in writing at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175, by calling 877-997-9971, or by visiting www.aspiriantfunds.com.

Shareholder Proposals. The Trust is not required, nor does it intend, to hold annual meetings of shareholders for the election of Trustees and other business.  Instead, meetings will be held only when and if required (for example, whenever less than a majority of the Board has been elected by shareholders).  Any shareholder desiring to present a proposal for consideration at the next shareholder meeting must submit the proposal in writing so that it is received within a reasonable time before any meeting.  A proposal should be sent to the Trust at 11100 Santa Monica Blvd, Suite 600, Los Angeles, California 90025.